As filed with the Securities and Exchange Commission on September 8, 2014
Registration No. No. 333-192647

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________________

COMPLIANCE & RISK MANAGEMENT SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	7359	27-1662812
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

49 Main Street
New Egypt, NJ 08533
Tel: (203) 456.8088
 (Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Christopher Neuert
President
Compliance & Risk Management Solutions Inc.
49 Main Street
New Egypt, NJ 08533
Tel: (203) 456-8088
 (Name, address, including zip code and telephone number, including area code of, agent for service)

Copies of communications to:
Gregory R. Carney, Esq.
Marc A. Indeglia, Esq.
Indeglia & Carney
11900 Olympic Blvd., Suite 770
Los Angeles, CA 90064
Tel No.:  310-982-2720
Fax No.: 310-982-2719

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

Compliance & Risk Management Solutions, Inc., a Delaware corporation (the “Company”), filed a Registration Statement on Form S-1, as amended (file No. 333-192647 (the “Registration Statement”), relating to (i) the Company’s offer and sale of up to 1,000,000 shares of its common stock (the “Company Shares”) and (ii) the offer and sale by the selling shareholders of up to 508,000 shares the Company’s common stock held by them. The Securities and Exchange Commission declared the Registration Statement effective on March 6, 2014.  None of the 1,000,000 Company Shares offered by the Company in the Prospectus under the Registration Statement, have been sold.

Pursuant to Item 512(a)(3) of Regulation S-K, promulgated pursuant to the Securities Act of 1933, as amended, and undertakings contained in the Registration Statement, the Company files this post-effective amendment to the Registration Statement to deregister the 1,000,000 Company Shares in the offering of 1,000,000 Company Shares by the Company that remain unsold as of the date hereof. The Company does not deregister the offering by certain selling stockholders of the Company of up to 508,000 shares of common stock held by selling stockholders of the Company.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned on September 8, 2014.

COMPLIANCE & RISK MANAGEMENT SOLUTIONS INC.

Date	By:	/s/ Christopher Neuert
Christopher Neuert
President, Principal Executive Officer and Sole Director, Chief Accounting & Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post Effective Amendment No. 1 to Registration Statement has been signed by the following person in the capacities and on the date indicated.

Signature	Title	Date

/s/ Christopher Neuert	President and Director, Secretary, Treasurer	September 8, 2014
Christopher Neuert	(Principal Executive and Accounting Officer)